Exhibit 99.1

News Release

Contact:

Richard Jurek, Public Relations

(312) 444-5281

http://www.northerntrust.com

NORTHERN TRUST ELECTS NICHOLAS D. CHABRAJA TO ITS BOARD OF

DIRECTORS

CHICAGO, November 14, 2006 — Northern Trust Corporation (NASDAQ: NTRS) announced today that Nicholas D. Chabraja, chairman and chief executive officer of General Dynamics Corporation, has been elected to its board of directors, effective January 1, 2007.

“We are pleased to welcome Nick to Northern Trust’s board,” said William A. Osborn, Northern Trust chairman and chief executive officer. “We will benefit from Nick’s global leadership and insight, and I am confident that his contributions to Northern Trust will be significant in the years to come.”

Mr. Chabraja (64) has been chairman and chief executive officer of General Dynamics since June 1997, and a member of its board of directors since 1994. From 1994 to 1996, Mr. Chabraja was the company’s executive vice president responsible for business development and financial strategy. From 1993 to 1994, he served as General Dynamics’ senior vice president and general counsel. Prior to joining General Dynamics, Mr. Chabraja was a senior partner with the Chicago law firm of Jenner & Block, where he was involved with General Dynamics’ legal affairs for more than 20 years. Mr. Chabraja is also on the board of Ceridian Corporation.

Northern Trust Corporation is a leading provider of investment management, asset and fund administration, fiduciary and banking solutions for corporations, institutions and affluent individuals worldwide. Northern Trust, a multibank holding company based in Chicago, has a growing network of 84 offices in 18 U.S. states and has international offices in 13 locations in North America, Europe and the Asia-Pacific region. As of September 30, 2006, Northern Trust had assets under custody of U.S. $3.3 trillion, and assets under investment management of U.S. $667 billion. Northern Trust, founded in 1889, has earned distinction as an industry leader in combining high-touch service and expertise with innovative products and technology. For more information, visit http://www.northerntrust.com.